Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 dated June 6, 2006) pertaining to the FTI Consulting, Inc. 2007 Employee Stock Purchase Plan of our reports dated March 3, 2006, with respect to the consolidated financial statements and schedule of FTI Consulting, Inc., FTI Consulting, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of FTI Consulting, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland

June 5, 2006